EXHIBIT 99

                                  PRESS RELEASE


                                                     FOR ADDITIONAL INFORMATION:
                                                       Contact Christy Coulston,
                                             Vice President & Marketing Director
                                                                  (707) 935-3200

                     SONOMA VALLEY BANCORP ANNOUNCES RECORD
                         LEVELS OF EARNINGS AND ASSETS

SONOMA, California, January 12, 2006 - Sonoma Valley Bancorp President and CEO Mel Switzer, Jr. reported record company earnings of $3,349,000 for the year ended December 31, 2005, compared to $2,908,000 a year ago, a gain of 15.2%. Earnings per share increased to $1.54 versus $1.35, a gain of 14.1% over 2004. Results for the year were enhanced by record fourth quarter earnings of $1,000,000 compared to $826,000 for the same quarter last year, an increase of 21.1%. Earnings per share for the quarter increased to $.46 from $.38 last year, a gain of 21.1%.

The company also posted record total assets of $244 million at December 31, 2005, up 11.8% from $218 million a year ago. Deposits grew to $216 million, up 11.4% from $194 million last year. Loans reached $168 million, up 11.7% from $151 million in 2004. The annualized Return on Average Assets was 1.44% and the annualized Return on Average Equity was 15.27%. The Book Value for the stock at period end was $10.63.

For the twelfth year, Findley Reports, Inc. named Sonoma Valley Bancorp to its list of SUPER PREMIER PERFORMING BANKS for 2004, based on the continued strength of capital and earnings.

Sonoma Valley Bancorp shares are listed on the OTC Bulletin Board (OTCBB) and the stock symbol is SBNK.

This press release may contain forward-looking statements, which are not historical facts, but which management believes are a benefit to shareholders. These forward looking statements may include management's expectations regarding future events and performance of its subsidiary, Sonoma Valley Bank, including such items as operating efficiencies, projected growth in loans and deposits, future operating results and forecasts, net interest margin, strength of the local economy where Sonoma Valley Bank principally operates, and federal fiscal policies. Future events are difficult to predict and such forward-looking statements contained in this press release which are not historical facts are subject to risks and uncertainties that could cause actual results to differ materially and adversely from those expressed, including, but not limited to, certain changes in the local economy, changes in interest rates and federal fiscal policies, and changes in competition. In addition, the Company discusses certain other risks and uncertainties related to its operations in its reports filed with the Securities and Exchange Commission, which risks and discussion should be read in conjunction with this press release. The Company assumes no obligation to publicly revise forward-looking statements to reflect subsequent events or changed circumstances.